Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Steven J. Quinlan, Vice President & CFO
Neogen Corporation
517/372-9200

Neogen acquires Scidera Genomics

LANSING, Mich., Jan. 2, 2013 – Neogen Corporation (Nasdaq: NEOG) announced today that it has acquired the assets of Scidera Genomics, LLC, an animal genomics business based in Davis, California. The company, formerly operated as MetaMorphix, Inc., or MMI Genomics, was a pioneer in the development of cattle, poultry, swine, and canine genetic testing.

Scidera’s predecessor company conducted parentage testing and trait analysis for the cattle and canine industries since DNA was first used in the early 1990s. The company owns critical patents and other intellectual property in the industry. Scidera also has had successful long-term customer relationships with influential dog breed registries, including the American Kennel Club, and numerous cattle breed associations, including the American Akaushi Association and American Bucking Bull, Inc.

“Scidera’s highly respected technical staff and customer base represent a perfect complement to Neogen’s animal genomics businesses, GeneSeek and Igenity,” said Dr. Jason Lilly, Neogen’s vice president of corporate development. “The combination of these companies within Neogen creates the unquestioned global leader in innovative animal genomics tools and analysis. We now provide value-added services to leading agricultural genetics providers, large national cattle associations, companion animal breed registries, university researchers, and numerous commercial cattle producers.”

The acquisition, effective as of Jan. 1, will be reported as a part of Neogen’s animal safety segment. Terms of the acquisition were not disclosed. Neogen plans to retain Scidera’s current employees and continue to operate from the company’s facilities in Davis.

In April 2010, Neogen acquired GeneSeek, then considered the leading commercial agricultural service laboratory in the United States. GeneSeek’s customers included many of the world’s largest animal and animal health companies. In May 2012, Neogen acquired Igenity. GeneSeek had conducted the genetic testing of samples for Igenity, and Igenity then used that information with its bioinformatics databases to identify the animal’s key production traits. Acquiring Scidera further adds to the genotyping testing technology Neogen can offer to world-wide animal genomics customers.

Neogen Corporation develops and markets products dedicated to food and animal safety. The company’s Food Safety Division markets dehydrated culture media, and diagnostic test kits to detect foodborne bacteria, natural toxins, food allergens, drug residues, plant diseases and sanitation concerns. Neogen’s Animal Safety Division is a leader in the development of animal genomics along with the manufacturing and distribution of a variety of animal healthcare products, including diagnostics, pharmaceuticals, veterinary instruments, wound care and disinfectants.

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